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                                                                EXHIBIT 4.4


                              CERTIFICATE OF TRUST
                                       OF
                             OCWEN CAPITAL TRUST II


                  This Certificate of Trust of Ocwen Capital Trust II (the "Trust"), dated as of September 29, 1998, is being duly executed and filed by the undersigned, as trustee, on behalf of the Trust to form a business trust under the Delaware Business Trust Act (12 Del. C. Section 3801 et seq.).

                  1. Name. The name of the business trust formed hereby is Ocwen Capital Trust II.

                  2. Delaware Trustee. The name and business address of the trustee of the Trust with a principal place of business in the State of Delaware are Wilmington Trust Company, 1100 North Market Street, Wilmington, Delaware 19890-0001, Attention: Corporate Trust Administration.

                  3. Effective Date. This Certificate of Trust shall be effective upon filing.

                  IN WITNESS WHEREOF, the undersigned, being a sole initial trustee of the Trust, has executed this Certificate of Trust.

                                    WILMINGTON TRUST COMPANY, not in its
                                    individual capacity, but solely as trustee


                                    By:  /s/ Debra Eberly
                                       -------------------------------
                                    Name:  Debra Eberly
                                    Title: Administrative Account Manager